EXHIBIT 10.13

February 17, 2006
Frederic P. Zotos, Esq.
President & CEO
Pathogenics, Inc.
99 Derby Street, Suite 200
Hingham, MA 02043 USA

Dear Fred:

This letter is to confirm our mutual agreement and understanding with respect to the role of Qualified Ventures, LLC ("QV") as a consultant in connection with the potential merger, asset purchase, licensing agreement or similar business combination (the "Transaction") between Pathogenics, Inc. ("Pathogenics") and Acuity Pharmaceuticals, Inc. ("Partner").

In the capacity as a consultant, QV has introduced Pathogenics and Partner. In consideration for such efforts and services, Pathogenics shall pay QV a fee equal to a percentage of the amount of the total consideration paid by the Partner to Pathogenics, its employees, former or current equity holders in connection with the Transaction according to the following formula:

•	Five percent (5%) of the first $1,000,000 received
•	Four percent (4%) of the second $1,000,000 received
•	Three percent (3%) of the third $1,000,000 received
•	Two percent (2%) of the fourth $1,000,000 received
•	One percent (1%) of any amount received thereafter

Pathogenics shall pay such fee to QV simultaneously with the closing and consummation of the Transaction by and between the Pathogenics and Partner. Pathogenics shall pay QV such fee on any consideration paid to Pathogenics by Partner at any time other than the closing of the Transaction within seven days of being received by Pathogenics. Pathogenics agrees to keep QV apprised of the progress with respect to the Transaction.
The parties acknowledge that QV is an independent contractor and shall not be considered an agent of the Partner or to have a fiduciary duty to the Partner and may not bind or obligate the Partner.

This agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be wholly performed within such state without regard to any State's principles of conflict of laws.
If the foregoing represents a full understanding of our agreement, please sign below in the place indicated and return one copy to me.

Agreed to By:
/s/ Baruch Ruttner

Baruch Ruttner, M.D.
Qualified Ventures, LLC

/s/ Frederic P. Zotos

Frederic P. Zotos, Esq.
Pathogenics, Inc.